Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-108309



                        Dobson Communications Corporation

                      Series F Convertible Preferred Stock
                                       and
                              Class A Common Stock


     This prospectus supplement relates to the resale by the holders of class A common stock.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 17, 2003.

     Banc of America Strategic Solutions, Inc. intends to sell an aggregate of 28,585,001 shares of our class A common stock, registered under registration statement no. 333-108309, directly to certain institutional investors. No brokers, dealers or finders were involved in the transaction. The sale is expected to be consummated on or about October 9, 2003.

     The information in the table appearing under the heading "Selling Shareholder" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus. Shareholders listed below may have acquired shares in private transactions from shareholders previously listed in the prospectus.

                                                              Class A Common (1)                Class A Common (1)
                                                              ------------------                ------------------
                                                           Shares Beneficially Owned        Shares Beneficially Owned
                                                               Before Offering                   After Offering
                                                               ---------------                   --------------
                                                               Class A Common                    Class A Common
                                                               --------------                    --------------
                                                                            Percent                      Percent
             Selling Shareholder                          Number           of Class       Number        of Class
             -------------------                          ------           --------       ------        --------
Banc of America Strategic Solutions, Inc.(2)....      28,985,001(3)(4)        26.0%     400,000(3)           *
Flagstone CBO 2001.1 Ltd. ......................          64,634               *              0              *
Cudd & Co. .....................................           8,045               *              0              *
W.R. Huff Asset Management Co., L.L.C. .........         405,195               *              0              *
PIMCO ..........................................          32,182               *              0              *
PIMCO - Catalina CDO Limited ...................          80,455               *              0              *
PIMCO - Bedford CDO Limited ....................          80,455               *              0              *
PIMCO - PIMCO GIS plc High Yield Bond Fund......          97,189               *              0              *
PIMCO - The AAL High Yield Bond Fund............          77,236               *              0              *
PIMCO - Prudential Series Fund Inc. SP PIMCO HY.          19,309               *              0              *
PIMCO - Northrop Grumman Corp Master Trust......          80,445               *              0              *
PIMCO - AGF WORLD FUND - High Yield Fund........          11,263               *              0              *
PIMCO - VIT High Yield..........................            0                  *              0              *
PIMCO - PVIT High Yield Portfolio...............         112,637               *              0              *
PIMCO - PAP High Yield Portfolio................            0                  *              0              *
PIMCO - Private High Yield Portfolio............         102,982               *              0              *
PIMCO - AAL High Yield Bond.....................          35,400               *              0              *
PIMCO - IBM: PIMCO High Yield...................            0                  *              0              *
PIMCO - IBM Personal Pension Plan Trust.........          48,272               *              0              *
PIMCO - Credit Agricole Inv. Servcs.............            0                  *              0              *
PIMCO ..........................................            0(5)               *              0              *
Glenview Capital Master Fund, Ltd. .............       2,161,887               1.95%          0              *
Glenview Capital Partners (Cayman) Ltd. ........            0                  *              0              *
Glenview Capital Partners, LP ..................         435,160               *              0              *
Glenview Institutional Partners, LP ............       1,085,570               *              0              *
Goldman Sachs ..................................         387,747               *              0              *
Fidelity Investment Luxembourg SA ..............           6,436               *              0              *
Canyon Value Realization MAC 18, Ltd. (RMF) ....          11,907               *              0              *
Canyon Capital Arbitrage MasterFund, Ltd. ......          51,169               *              0              *
American High Income Trust(6) ..................       5,754,785               5.18%          0              *
The Income Fund of America(6) ..................       3,480,483               3.13%          0              *
The Bond Fund of America(6) ....................       2,432,959               2.19%          0              *
Capital World Growth and Income Fund(6) ........       1,287,280               1.16%          0              *
American Funds Insurance Series, High-Income
  Bond Fund(6) .................................         408,711               *              0              *
Sapphire Partners LLC ..........................          64,364               *              0              *
Employees Retirement System of Texas ...........          70,800               *              0              *
AIG-ERS TX/AIG GIC .............................            0                  *              0              *
AIG Global - Employees System of Texas .........            0                  *              0              *

-------------------------

*    Less than 1%.

(1)  This  registration  statement also covers any additional  shares of class A common stock which become issuable in connection  with  the  shares  registered  for  sale  hereby  by  reason  of any  stock  dividend,  stock  split, recapitalization or other similar  transaction  effected without the receipt of consideration which results in an increase in the number of our outstanding shares of class A common stock.

(2)  Banc of America Strategic Solutions,  Inc. is an affiliate of Bank of America N.A., a lender to Dobson CC Limited
     Partnership,  or DCCLP, our majority  stockholder,  a prior lender to American Cellular  Corporation,  our wholly owned  subsidiary,  and a prior lender to Dobson  Operating  Company LLC,  our wholly owned  subsidiary.  Banc of
     America Strategic  Solutions,  Inc. is also an affiliate of Banc of America Securities LLC, which served as joint book running manager to American Cellular in issuing its 9 1/2% Senior Subordinated Notes due 2009.

(3)  Includes  400,000  shares of class A common  stock  issuable  upon the  exercise of an option  granted to Banc of
     America, N.A.

(4)  Until May 16, 2006, the shares of class A common stock being offered by Banc of America Strategic Solutions, Inc.
     are subject to certain  restrictions  on resale which are contained in a Stock  Purchase  Agreement  among DCCLP,
     Everett  Dobson  and Bank of  America,  N.A.  dated as of May 16,  2003.  Under this  agreement,  Banc of America
     Strategic  Solutions,  Inc.  may not  resell  any of such  shares  except  (a) in  transactions  exempt  from the registration  requirements of the Securities Act, (b) after May 16, 2004, in Rule 144  transactions or at a price of $10.00 per share or more, (c) in an offering registered under the Securities Act in which shares of our common stock or other  securities are being offered for our account or for the account of selling  stockholders,  (d) in transactions  governed by a  registration  rights  agreement with us, (e) in certain  extraordinary  transactions involving us, (f) pursuant to certain tag-along and drag-along rights contained in the Stock Purchase  Agreement,
     (g) to its affiliates, (h) following a sale of control shares by DCCLP, and (i) in other limited instances.

(5)  PIMCO was inadvertently listed twice in the prospectus dated September 17, 2003.  This amendment is being made to show that the PIMCO listing for 3,218 shares in the September 17, 2003 prospectus should be deleted.

(6)  Capital  Research  and  Management  Company  acts as  investment  advisor,  registered  under  Section 203 of the
     Investment  Advisors Act, to each of the record  holders of the shares of common stock:  (i) American High Income
     Trust,  which owns 5,754,785  shares of Class A Common Stock and 57,760 shares of Series F Convertible  Preferred
     Stock; (ii) The Income Fund of America,  which owns 3,480,483 shares of Class A Common Stock and 33,625 shares of
     Series F Convertible  Preferred  Stock;  (iii) The Bond Fund of America,  which owns 2,432,959  shares of Class A
     Common Stock and 15,400  shares of Series F  Convertible  Preferred  Stock;  (iv) Capital World Growth and Income
     Fund,  which owns  1,287,280  shares of Class A Common Stock and 10,000 shares of Series F Convertible  Preferred
     Stock;  and (v) American Funds  Insurance  Series,  High-Income  Bond Fund,  which owns 408,711 shares of Class A
     Common Stock and 850 shares of Series F Convertible  Preferred Stock. Capital Research and Management Company and
     the respective  record  holders may be deemed to have shared  beneficial  ownership of these shares.  Each of the record holders is a mutual fund registered under the Investment Company Act of 1940.


                     --------------------------------------

           The date of this prospectus supplement is January 5, 2005.